UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
June 25, 2010

ATMEL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-19032	77-0051991

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)
2325 Orchard Parkway
San Jose, CA 95131
(Address of principal executive offices, including zip code)
(408) 441-0311
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
On June 25, 2010, Atmel Corporation (“Atmel”) entered into a Share and Asset Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with Inside Contactless S.A. (“Inside”) providing for the sale of Atmel’s Secure Microcontroller Solutions (SMS) business (the “SMS Business”) based in Rousset, France to Inside (the “Sale”).
Under the terms of the Purchase and Sale Agreement, Inside will pay Atmel $37 million in cash, subject to post-closing adjustments based on the assets and liabilities of the SMS Business at the time of closing. In addition, Atmel may receive an additional $21 million in cash if certain earnout targets are met by the SMS Business in 2010 and 2011. The closing of the Sale is anticipated to occur during the second half of 2010, and is subject to certain customary closing conditions for a transaction of this nature. The Purchase and Sale Agreement contains representations, warranties and covenants customary for a transaction of this nature, and further provides that Atmel shall indemnify Inside against certain losses up to a cap of $5.0 million, and against certain intellectual property matters up to an aggregate cap of $10.0 million, subject in each case to certain exceptions. The Purchase and Sale Agreement also provides that Inside shall indemnify Atmel against certain losses.
In connection with the closing of the Purchase and Sale Agreement, Atmel and Inside will enter into certain other ancillary agreements, including Atmel granting a non-exclusive license to certain intellectual property to Inside in order to support the current SMS Business and future product development. Also as part of the transaction, Atmel has agreed to make a minority investment in Inside of approximately $4 million.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atmel Corporation
Date: July 1, 2010	By:	/s/ Stephen Cumming
Stephen Cumming
Vice President Finance and Chief Financial Officer